Exhibit 99.1


            Actuant Announces Record First Quarter Sales and Earnings

    MILWAUKEE--(BUSINESS WIRE)--Dec. 21, 2005--Actuant Corporation (NYSE:ATU) today announced record results for its first quarter ended November 30, 2005. First quarter fiscal 2006 net earnings and diluted earnings per share ("EPS") were $21.3 million and $0.70, respectively. This compares favorably to net earnings and EPS of $16.9 million and $0.62, respectively, for the first quarter of fiscal 2005 which included a $2.0 million pre-tax gain ($1.3 million after tax or $0.05 per diluted share), for the favorable settlement of a liability to a former subsidiary.
    First quarter sales increased approximately 42% to $284 million compared to $200 million in the prior year. Current year results include those from Key Components, Inc., Hydratight Sweeney, Hedley Purvis Holdings Limited, and A.W. Sperry Instruments, Inc., which were acquired during the second and third quarters of fiscal 2005. Excluding the impact of foreign currency exchange rate changes, first quarter core sales (year-over-year sales in both existing and acquired businesses) increased approximately 1%. Sales from businesses owned at least twelve months were flat compared to the prior year, excluding foreign currency rate changes. The increase in core sales resulted from strong industrial and North American electrical sales, partially offset by declines in the recreational vehicle ("RV") and automotive convertible top markets.
    Robert C. Arzbaecher, President and CEO of Actuant, commented, "I am pleased with the strong start to fiscal 2006 and better than forecasted first quarter results. Of particular note was the improvement in year-over-year sales growth excluding foreign currency exchange rate changes from businesses owned at least twelve months, which improved from -5% in the fourth quarter of fiscal 2005 to flat in the first quarter of fiscal 2006."
    Arzbaecher continued, "Tools & Supplies performance exceeded our expectations, especially the industrial and electrical units, which more than offset the expected declines in the automotive convertible top and RV businesses. This favorable sales mix also benefited margins and earnings. Engineered Solutions segment results were in line with our expectations. We anticipate improvement in this segment as the year progresses, reflecting sales growth from new convertible top platform launches and improved RV market conditions. Late in the first quarter, we started actuation system production for two new retractable hard top convertibles, and are scheduled to start shipping systems for two additional new models in the next ninety days. Meanwhile, we believe RV market conditions will improve as production levels better match retail demand."
    Actuant's operating profit in the first quarter of fiscal 2006 was $38.2 million, or 45% higher than the $26.4 million in the first quarter of last year, due to operating profit from companies acquired subsequent to the first quarter of fiscal 2005, and improvement in operating profit margins. Operating profit margins expanded to 13.5% in the first quarter of fiscal 2006 from 13.2% and 12.5% in the first and fourth quarters of fiscal 2005, respectively, reflecting favorable sales mix, increased low cost country sourcing, price increases and cost reductions.
    Fiscal 2006 first quarter Tools & Supplies segment sales were $181 million, a 61% increase over last year. Excluding the impact of foreign currency rate changes, year-over-year first quarter Tools & Supplies segment core sales increased 9% and sales from businesses owned at least twelve months increased 11%. First quarter fiscal 2006 Engineered Solutions segment sales increased approximately 18% to $103 million, compared to $87 million in the previous year. Excluding the impact of foreign currency rate changes, first quarter Engineered Solutions core sales decreased 11% and sales from businesses owned at least twelve months decreased 14%, both the result of lower sales to automotive convertible top and RV motorhome original equipment manufacturers ("OEMs").
    Total debt at November 30, 2005 was approximately $425 million. Net debt (total debt less approximately $7 million of cash) was $418 million, compared to $432 million at the beginning of the quarter. This $14 million reduction resulted from strong first quarter cash flow even after considering the seasonal working capital increases in the business.
    The Company also announced sales and earnings guidance for the second quarter of fiscal 2006 and confirmed its full year guidance. Arzbaecher stated, "We expect second quarter sales and EPS to be lower than the first quarter due to normal seasonality, but expect year-over year core sales and earnings growth compared to the prior year period. We are projecting second quarter sales and EPS to be in the range of $270 - $275 million and $0.58 - $0.63 per share, respectively. Full year fiscal 2006 sales and earnings guidance remains unchanged from our previous ranges of $1.150 - $1.175 billion and $2.75 - $3.00 per share, respectively."

    Safe Harbor Statement

    Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant's results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company's new product introductions, the successful integration of acquisitions and related restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company's registration statements filed with the Securities and Exchange Commission for further information regarding risk factors.

    About Actuant

    Actuant, headquartered in Glendale, Wisconsin, is a diversified industrial company with operations in 31 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Formerly known as Applied Power Inc., Actuant was created in 2000 after the spin-off of Applied Power's electronics business segment into a separate public company. Since 2000, Actuant has grown its sales from $482 million to over $1 billion and its market capitalization from $113 million to over $1 billion. The Company employs a workforce of approximately 6,000 worldwide. Actuant Corporation trades on the New York Stock Exchange under the symbol ATU. For further information on Actuant and its business units, visit the Company's website at www.actuant.com.
    The Company will be conducting an investor conference call at 11:00 EST Wednesday, December 21 to discuss first quarter results. To listen to the live web cast of the call visit the Company's website at www.actuant.com.


                          Actuant Corporation
                 Condensed Consolidated Balance Sheets
                        (Dollars in thousands)


                                            November 30,  August 31,
                                               2005          2005
                                            ------------ -------------
                                            (Unaudited)
ASSETS
Current assets
  Cash and cash equivalents                      $7,470       $10,356
  Accounts receivable, net                      146,642       131,185
  Inventories, net                              139,633       135,960
  Deferred income taxes                          14,786        14,974
  Other current assets                            7,732         6,838
                                            ------------ -------------
    Total current assets                        316,263       299,313

Property, plant and equipment, net               82,336        83,879
Goodwill                                        422,952       428,285
Other intangible assets, net                    170,591       175,001
Other long-term assets                           11,835         9,857
                                            ------------ -------------

    Total assets                             $1,003,977      $996,335
                                            ============ =============


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term borrowings                          $3,492           $21
  Trade accounts payable                         94,416        89,506
  Accrued compensation and benefits              30,648        32,663
  Income taxes payable                           20,338        15,049
  Current maturities of long-term debt              130           136
  Other current liabilities                      49,945        51,360
                                            ------------ -------------
    Total current liabilities                   198,969       188,735

Long-term debt, less current maturities         421,996       442,661
Deferred income taxes                            59,216        58,783
Pension and postretirement benefit accruals      40,519        41,192
Other long-term liabilities                      21,255        20,131

Shareholders' equity
  Capital stock                                   5,424         5,410
  Additional paid-in capital                   (367,239)     (370,875)
  Accumulated other comprehensive income
   (loss)                                       (28,140)      (20,282)
  Restricted stock awards                        (1,323)       (1,452)
  Stock held in trust                            (1,302)       (1,166)
  Deferred compensation liability                 1,302         1,166
  Retained earnings                             653,300       632,032
                                            ------------ -------------
    Total shareholders' equity                  262,022       244,833
                                            ------------ -------------

Total liabilities and shareholders' equity   $1,003,977      $996,335
                                            ============ =============



                          Actuant Corporation
                 Condensed Consolidated Statements of
                               Earnings
            (Dollars in thousands except per share amounts)


                                                Three Months Ended
                                                   November 30,
                                            --------------------------
                                               2005          2004
                                            ------------ -------------
                                                   (Unaudited)

Net sales                                      $283,876      $199,677
Cost of products sold                           184,398       135,876
                                            ------------ -------------
   Gross profit                                  99,478        63,801

Selling, administrative and engineering
 expenses                                        59,482        36,800
Amortization of intangible assets                 1,785           591
                                            ------------ -------------
   Operating profit                              38,211        26,410

Financing costs, net                              6,067         1,938
Other (income) expense, net                         698        (1,219)
                                            ------------ -------------
   Earnings from operations before income
    tax expense and minority interest            31,446        25,691

Income tax expense                               10,220         8,806
Minority interest, net of income taxes              (42)          (56)
                                            ------------ -------------

Net earnings                                    $21,268       $16,941
                                            ============ =============


Earnings per share
   Basic                                          $0.79         $0.71
   Diluted                                         0.70          0.62

Weighted average common shares outstanding
   Basic                                         27,037        23,877
   Diluted                                       31,453        28,362



                          Actuant Corporation
                 Condensed Consolidated Statements of
                              Cash Flows
                        (Dollars in thousands)


                                       Three Months Ended November 30,
                                       -------------------------------
                                            2005            2004
                                       --------------- ---------------
                                                 (Unaudited)
Operating Activities
Net earnings                                  $21,268         $16,941
Adjustments to reconcile net earnings
 to net cash used in operating
 activities:
  Depreciation and amortization                 6,521           4,098
  Amortization of debt discount and
   debt issuance costs                            360             245
  Stock-based compensation expense              1,066             915
  Provision for deferred income taxes              57             245
  Gain on disposal of assets                      (66)           (179)
  Changes in operating assets and
   liabilities, excluding the effects
   of the business acquisition:
    Accounts receivable                       (18,446)        (11,034)
    Inventories                                (5,745)         (5,327)
    Prepaid expenses and other assets          (1,184)          3,785
    Trade accounts payable                      6,707          (1,940)
    Income taxes payable                        5,493           1,827
    Reimbursement of tax refund to
     former subsidiary                              -         (15,837)
    Other accrued liabilities                   4,992          (3,441)
                                       --------------- ---------------
Net cash provided by (used in)
 operating activities                          21,023          (9,702)

Investing Activities
Proceeds from sale of property, plant
 and equipment                                    115             357
Capital expenditures                           (5,075)         (3,183)
Cash paid for business acquisition, net
 of cash acquired                                   -          (8,952)
                                       --------------- ---------------
Net cash used in investing activities          (4,960)        (11,778)

Financing Activities
Net borrowings (repayments) on
 revolving credit facilities and
 short-term borrowings                        (17,103)         17,625
Principal payments on term loans                    -             (91)
Cash dividend                                  (2,165)              -
Tax benefit from stock-based
 compensation                                     188           3,383
Stock option exercises and other                  428           1,233
                                       --------------- ---------------
Net cash provided by (used in)
 financing activities                         (18,652)         22,150

Effect of exchange rate changes on cash          (297)            385
                                       --------------- ---------------
Net increase (decrease) in cash and
 cash equivalents                              (2,886)          1,055
Cash and cash equivalents - beginning
 of period                                     10,356           6,033
                                       --------------- ---------------
Cash and cash equivalents - end of
 period                                        $7,470          $7,088
                                       =============== ===============



ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
 (Dollars in thousands)


                                        FISCAL 2005
                         ---------------------------------------------
                            Q1       Q2       Q3       Q4      TOTAL
                         ---------------------------------------------
SALES
  TOOLS & SUPPLIES
   SEGMENT               $112,537 $138,546 $158,211 $174,250 $583,544
  ENGINEERED SOLUTIONS
   SEGMENT                 87,140   96,721  113,522   95,139  392,522
                         ---------------------------------------------
    TOTAL                $199,677 $235,267 $271,733 $269,389 $976,066
                         =============================================

% SALES GROWTH
  TOOLS & SUPPLIES
   SEGMENT                   16.8%    33.8%    43.9%    63.9%    40.2%
  ENGINEERED SOLUTIONS
   SEGMENT                   24.0%    33.5%    31.2%    16.8%    26.3%
    TOTAL                    19.9%    33.7%    38.3%    43.5%    34.3%

OPERATING PROFIT
  TOOLS & SUPPLIES
   SEGMENT                $17,493  $19,621  $21,924  $28,537  $87,575
  ENGINEERED SOLUTIONS
   SEGMENT                 12,080   10,803   16,091   10,792   49,766
  CORPORATE / GENERAL      (3,163)  (3,486)  (4,137)  (4,064) (14,850)
                         ---------------------------------------------
    TOTAL                 $26,410  $26,938  $33,878  $35,265 $122,491
                         =============================================

OPERATING PROFIT %
  TOOLS & SUPPLIES
   SEGMENT                   15.5%    14.2%    13.9%    16.4%    15.0%
  ENGINEERED SOLUTIONS
   SEGMENT                   13.9%    11.2%    14.2%    11.3%    12.7%
    TOTAL (INCLUDING
     CORPORATE)              13.2%    11.4%    12.5%    13.1%    12.5%

EBITDA
  TOOLS & SUPPLIES
   SEGMENT                $19,262  $22,560  $25,619  $31,877  $99,318
  ENGINEERED SOLUTIONS
   SEGMENT                 13,384   13,345   18,143   13,150   58,022
  CORPORATE / GENERAL        (919)  (3,308)  (3,871)  (4,186) (12,284)
                         ---------------------------------------------
    TOTAL                 $31,727  $32,597  $39,891  $40,841 $145,056
                         =============================================

EBITDA %
  TOOLS & SUPPLIES
   SEGMENT                   17.1%    16.3%    16.2%    18.3%    17.0%
  ENGINEERED SOLUTIONS
   SEGMENT                   15.4%    13.8%    16.0%    13.8%    14.8%
    TOTAL (INCLUDING
     CORPORATE)              15.9%    13.9%    14.7%    15.2%    14.9%


                                        FISCAL 2006
                         ---------------------------------------------
                            Q1       Q2       Q3       Q4      TOTAL
                         ---------------------------------------------
SALES
  TOOLS & SUPPLIES
   SEGMENT               $181,306                            $181,306
  ENGINEERED SOLUTIONS
   SEGMENT                102,570                             102,570
                         ---------------------------------------------
    TOTAL                $283,876       $-       $-       $- $283,876
                         =============================================

% SALES GROWTH
  TOOLS & SUPPLIES
   SEGMENT                   61.1%                               61.1%
  ENGINEERED SOLUTIONS
   SEGMENT                   17.7%                               17.7%
    TOTAL                    42.2%                               42.2%

OPERATING PROFIT
  TOOLS & SUPPLIES
   SEGMENT                $30,416                             $30,416
  ENGINEERED SOLUTIONS
   SEGMENT                 11,762                              11,762
  CORPORATE / GENERAL      (3,967)                             (3,967)
                         ---------------------------------------------
    TOTAL                 $38,211       $-       $-       $-  $38,211
                         =============================================

OPERATING PROFIT %
  TOOLS & SUPPLIES
   SEGMENT                   16.8%                               16.8%
  ENGINEERED SOLUTIONS
   SEGMENT                   11.5%                               11.5%
    TOTAL (INCLUDING
     CORPORATE)              13.5%                               13.5%

EBITDA
  TOOLS & SUPPLIES
   SEGMENT                $33,530                             $33,530
  ENGINEERED SOLUTIONS
   SEGMENT                 14,105                              14,105
  CORPORATE / GENERAL      (3,601)                             (3,601)
                         ---------------------------------------------
    TOTAL                 $44,034       $-       $-       $-  $44,034
                         =============================================

EBITDA %
  TOOLS & SUPPLIES
   SEGMENT                   18.5%                               18.5%
  ENGINEERED SOLUTIONS
   SEGMENT                   13.8%                               13.8%
    TOTAL  (INCLUDING
     CORPORATE)              15.5%                               15.5%



ACTUANT CORPORATION
Reconciliation of GAAP measures to non-GAAP measures
 (Dollars in thousands)


                                        FISCAL 2005
                         ---------------------------------------------
                            Q1       Q2       Q3       Q4      TOTAL
                         ---------------------------------------------

EBITDA(1)
  NET EARNINGS            $16,941  $15,198  $19,997  $19,115  $71,251
    FINANCING COSTS, NET    1,938    3,907    4,936    6,146   16,927
    INCOME TAX EXPENSE      8,806    8,022    8,744    9,440   35,012
    DEPRECIATION &
     AMORTIZATION           4,098    5,699    6,448    6,176   22,421
    MINORITY INTEREST,
     NET OF INCOME TAXES      (56)    (229)    (234)     (36)    (555)
                         ---------------------------------------------
  EBITDA (NON-GAAP
   MEASURE)               $31,727  $32,597  $39,891  $40,841 $145,056
                         =============================================


                                        FISCAL 2006
                         ---------------------------------------------
                            Q1       Q2       Q3       Q4      TOTAL
                         ---------------------------------------------

EBITDA(1)
  NET EARNINGS            $21,268                             $21,268
    FINANCING COSTS, NET    6,067                               6,067
    INCOME TAX EXPENSE     10,220                              10,220
    DEPRECIATION &
     AMORTIZATION           6,521                               6,521
    MINORITY INTEREST,
     NET OF INCOME TAXES      (42)                                (42)
                         ---------------------------------------------
  EBITDA (NON-GAAP
   MEASURE)               $44,034       $-       $-       $-  $44,034
                         =============================================


(1) EBITDA represents net earnings before financing costs, income tax expense, depreciation & amortization and minority interest. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.



    CONTACT: Actuant Corporation
             Andrew Lampereur, 414-352-4160